Exhibit 99.1
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Investor / Media Contacts:
Robert J. Cierzan, Vice President, Finance
Mary Lou Coburn, Investor Relations
Aldila, Inc.      (858) 513 - 1801




FOR IMMEDIATE RELEASE


                     ALDILA ANNOUNCES BOARD RESIGNATION


     POWAY, CA., July 12, 2002 - ALDILA, INC. (NASDAQ:ALDA) announced today the resignation of Marvin M. "Vinny" Giles, III, from the Aldila Board of Directors, effective immediately, for personal reasons. There was no announcement as to whether or not a replacement would be named.

     Mr. Giles has been an Aldila Board member since October 1993. He is President of Octagon Golf in Richmond, VA, a business management firm he co-founded in 1973, which represents professional athletes, notably golfers. An accomplished golfer, Mr. Giles was U.S. Amateur Champion in 1972 and the 1975 British Amateur Champion.

     "Aldila has benefited greatly from Vinny's contributions as a Board member. His advice and counsel have been invaluable toward making Aldila the number one graphite shaft in golf," said Peter R. Mathewson, Aldila's Chairman of the Board and CEO. "On behalf of the Board, I want to take this opportunity to thank Vinny for his service to the company. All of us at Aldila wish him continued success in the future."

     Aldila, Inc. is the golf industry's leading manufacturer of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers. Aldila manufactures composite prepreg material for its golf shaft business and external sales. Through an ownership interest in Carbon Fiber Technology LLC, the company externally manufactures carbon fiber for internal use.


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